                                                                 Exhibit 10.3.45

                                                                   ATTACHMENT II
                                                                          PAGE 1

                             FIRM CAPACITY AMENDMENT
                                       TO
                  PURCHASE POWER CONTRACT DATED MARCH 24, 1986

     This Firm Capacity Amendment is made this 28th day of July, 1989, by and between Hawaii Electric Light Company, Inc. (hereinafter called the Company), and Puna Geothermal Venture (hereinafter called the Seller).

     WHEREAS, the Company has entered into a Purchase Power Contract for
Unscheduled Energy Made Available from a Qualifying Facility dated March 24,
1986, with Thermal Power Company (hereinafter called the Unscheduled Energy
Contract);

     WHEREAS, the Hawaii Public Utilities Commission (hereinafter called the
PUC) authorized the Company to include the purchased power costs of the
Unscheduled Energy Contract in its fuel clause by its Decision and Order No.
8692 dated March 25, 1986, in Docket No. 5525;

     WHEREAS, Thermal Power assigned the Unscheduled Energy Contract to AMOR
VIII with the Company's written consent on July 19, 1988;

     WHEREAS, AMOR VIII desires to assign the Unscheduled Energy Contract to
Puna Geothermal Ventures;

     WHEREAS, the Company hereby gives its consent to the assignment of the
Unscheduled Energy Contract from AMOR VIII to Puna Geothermal Ventures;

     WHEREAS, the Seller's facility will be a qualifying, small power production facility under Subchapter 2 of the PUC's Standards for Small Power Production
and Cogeneration in the State of Hawaii, Chapter 74 of Title 6 of the State's
Administrative Rules;

     WHEREAS, the Seller is, and will continue to be throughout the term of this
Contract, a "non-fossil fuel producer" within the meaning of Section 269-27.2,
Hawaii Revised Statutes;

     WHEREAS, the Seller is not, and will continue not to be throughout the term of this Contract, an "Affiliated Interest" within the meaning of Section
269-19.5, Hawaii Revised Statues;

     WHEREAS, the Seller is willing to make available to the Company firm capacity under a legally enforceable obligation, including Company dispatch and sanctions for non-compliance;

                                                                         7/24/89

                                                                   ATTACHMENT II
                                                                          PAGE 2

     WHEREAS, the Company is willing to purchase the firm capacity made available by the Seller;

     NOW, THEREFORE, in consideration of the premises and the respective promises herein, the Company and the Seller hereby agree to amend the
Unscheduled Energy Contract as follows:

     1. Appendix A, Description Of Seller's Generation And Conversion
Facilities, of the Unscheduled Energy Contract is amended in its entirety as reflected by Attachment A, which is attached hereto and made a part hereof.

     2. Appendix B, Facilities Owned By The Seller, of the Unscheduled Energy
Contract is amended in its entirety as reflected by Attachment B, which is attached hereto and made a part hereof.

     3. Appendix C, Interconnection Facilities Owned By The Company, of the
Unscheduled Energy Contract is amended in its entirety as reflected by
Attachment C, which is attached hereto and made a part hereof.

     4. Appendix D, Energy Purchase By Company, of the Unscheduled Energy
Contract is amended in its entirety as reflected by Attachment D, which is attached hereto and made a part hereof.

     5. Section 15. Force Majeure of the Unscheduled Energy Contract is amended in its entirety as reflected by Attachment E, which is attached hereto and made a part hereof.

     6. Affiliated Interest. The Seller shall not sell or transfer more than a
10% equity interest to any person or entity, or enter into any other transaction that would make the Seller an Affiliated Interest with the Company as defined by
Section 269-19.5, Hawaii Revised Statutes, without first notifying the Company and receiving appropriate PUC approval, if any is required. If the PUC (or any other entity which has the authority to do so) finds that the Seller is an
Affiliated Interest with the Company, the Seller shall have 60 days to take whatever action may be appropriate to render the relationship not to be an
Affiliated Interest. The Company shall have the right to terminate the Contract, including this Firm Capacity Amendment, if the PUC prohibits the Company from recovering any payments made to the Seller under this Contract due to the effect of Section 269-19.5, Hawaii Revised Statutes, relating to affiliated interests.

                                       -2-

                                                                   ATTACHMENT II
                                                                          PAGE 3

     7. Effective Date. This Firm Capacity Amendment becomes effective when the
PUC authorizes, by appropriate decision and order satisfactory to the Seller and the Company, the Company's firm capacity payments to the Seller hereunder to be included in the Company's Firm Capacity Surcharge pursuant to Section 269-27.2,
Hawaii Revised Statutes, or in the Company's base rates pursuant to Section
269-16(b), Hawaii Revised Statues, whichever occurs first.

     IN WITNESS WHEREOF, the Company and the Seller have executed this Firm
Capacity Amendment as of the day and year first above written.

HAWAII ELECTRIC LIGHT COMPANY, INC. (the Company)

By /s/ Norman A. Oss                   7/27/89
   ---------------------------------     Date
   Norman A. Oss
   Its President

By /s/ George T. Iwahiro                7-28-89
   ---------------------------------      Date
   George T. Iwahiro
   Its Vice President

AMOR VIII (Assignor)

By /s/ Illegible                        7-26-89
   ---------------------------------      Date

PUNA GEOTHERMAL VENTURES (the Assignee/Seller)

By /s/ Illegible                        7-26-89
   ---------------------------------      Date
   Hezy Ram
   Its President

By
   --------------------------------------------
                                         Date

                                       -3-

                                                                   ATTACHMENT II
                                                                          PAGE 4

                                                         ATTACHMENT A
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 1 OF 2

                                   APPENDIX A

          DESCRIPTION OF SELLER'S GENERATION AND CONVERSION FACILITIES

1.   Name of facility: Puna Geothermal Venture

     (a)  Location: Honuaula, Puna, County of Hawaii, State of Hawaii

     (b)  Telephone number (for system emergencies): To be provided prior to parallel operation

     (c)  Company billing account number: 06 686 520 01

2.   Owner*: Puna Geothermal Venture

3.   Operator**: Puna Geothermal Venture

4.   Name of person to whom payments are to be made:

     (a)  Mailing address: Puna Geothermal Venture
                           101 Aupuni Street, Suite 1014B
                           Hilo, Hawaii 96720

     (b)  Hawaii Gross Excise Tax License Number: 30067799

5.   Equipment:

     (a)  Type of facility and conversion equipment: Back-pressure steam turbines integrated with air-cooled organic rankine cycle Ormat Energy
          Converters.

     (b)  Design capacity:*** Total 25 MW

----------
*    If the Seller is not the owner of the facility, attach a copy of the agreement between the Seller and the facility's owner which establishes the
     Seller's right to operate the facility and sell power to the Company.

**   Attach a letter signed by an officer of the Seller warranting that the
     Seller is in good standing with the Hawaii Department of Commerce and
     Consumer Affairs.

***  The "Design Capacity" may exceed 25 MW to the extent necessary for Seller to furnish up to 25 MW of "Allowed Capacity" as defined in Appendix F, provided that the "Allowed Capacity" of this Contract shall be the lower of
     (i) 25 MW or (ii) the installed and operating capacity of the Seller's facility interconnected with the Company's system on December 31, 1995.

                                                                          PAGE 5

                                                         ATTACHMENT A
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 2 OF 2

     (c)  Single or 3 phase: 3 phase

     (d)  Name of manufacturer: Ormat or equivalent

     (e)  Date of interconnection: December 31, 1989

6.   Projected date of operation in parallel to Company's System ("Operational
     Date"): July 1, 1990

7.   Date Firm Capacity Begins: July 1, 1990

8.   Insurance carrier: To be provided prior to parallel operation as provided in Section 12 of this Contract

9.   If the land on which the facilities are located is not owned by the facility's owner, attach a copy of the agreement with the owner of the land which establishes the right of the facility's owner to put the facility on the land and the existence of required rights of way and easements.

                                                                          PAGE 6

                                                         ATTACHMENT B
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 1 OF 6

                                   APPENDIX B

                         FACILITIES OWNED BY THE SELLER

1.   Seller's Facility

     (a)  A preliminary single-line diagram of the Seller's Facility at the time the Contract is signed, shall be attached to this Contract and made a part hereof. The single-line diagram and the Point of Interconnection of the Seller's Facility to the Company's System identified thereon are preliminary and subject to change by the parties. Prior to construction of Seller's Facility, a final single-line diagram, relay list, and trip scheme shall be prepared and, subject to review and acceptance thereof by both parties, signed and attached to this
          Appendix B and made a part hereof. Such single-line diagram shall expressly identify the final location of the Point of Interconnection.

          Material changes or additions to the Seller's Facility reflected in the single-line diagram, relay list, and trip scheme shall not be made without the prior written consent of the Company pursuant to Section 3 of the Contract. If any changes in or additions to such Facility, records, and operating procedures are required by the Company, the
          Company shall specify such changes to the Seller in writing, and except in the case of an emergency, Seller shall have the opportunity to review any such change or addition in advance.

     (b)  The Seller shall furnish, install, operate and maintain facilities such as breakers, relay, switches, synchronizing equipment, monitoring equipment and control and protective devices acceptable to the Company as suitable for parallel operation with the Company's System. Such facilities shall be accessible at all times to authorized Company personnel.

     (c)  The Seller shall furnish, install and maintain in accordance with the
          Company's requirements all conductors, service switches, fuses, meter sockets, meter and instrument transformer housing and mountings, switchboard meter test buses, meter panels and similar devices required for service connections and meter installations on the
          Seller's premises.

                                                                          PAGE 7

                                                         ATTACHMENT B
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 2 OF 6

     (d)  Seller shall install transducers, metering, AC and DC sources, telephone lines, and provide interconnecting wiring for supervisory and communications equipment.

     (e)  The Company shall review and accept the design drawings and Bill of
          Material for the Seller's electrical equipment required to interconnect with the Company's System. The type of electrical equipment, the type of protective relaying equipment (which equipment shall be mutually agreeable to the parties) and the settings that affect the reliability and safety of operation of the Company's and
          Seller's interconnected system shall be acceptable to the Company. The
          Company, at its option, may request to witness operation of control, synchronizing, and protection schemes.

     (f)  The Seller shall provide a manual disconnect device which provides a visible break to separate the Seller's Facility from the Company's
          System. Such disconnect device shall be lockable in the OPEN position and be readily accessible to Company personnel at all times.

     (g)  In order to allow Seller's Facility to remain on-line and to assist in restart of parallel operation thereof with the Company's System,
          Seller may provide automatic equipment to isolate Seller's Facility from the Company's System during large system disturbances; provided that such automatic equipment has been approved by the Company prior to installation for compatibility with Company's System.

2.   Operating Procedures

     (a)  The Company may require periodic reviews of the Seller's Facility, maintenance records, available operating procedures and policies, and relay settings, and may request changes it deems necessary to protect the Company's System from damages resulting from the Seller's parallel operation.

     (b)  Logs shall be kept by the Seller for information on unit availability, including reasons for planned and forced outages; circuit breaker trip operations; relay operations, including target initiation; and other unusual events. The Company shall have the right to review these logs, especially in analyzing system disturbances. The Seller will provide the Company with subsequent written confirmation any time the Seller

                                                                          PAGE 8

                                                         ATTACHMENT B
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 3 OF 6

          experiences a unit trip. Such confirmation will include the date and time of the occurrence as well as the cause of the unit trip.

     (c)  Seller shall limit its Facility's ramp rate to less than 2 mw/min.

     (d)  The Company's Load Dispatcher shall specify the power factor at which energy is delivered by the Seller to the Company. Typical power factor requirements will normally operate in a range of 0.85 to 1.0.

     (e)  If Seller is separated from the Company's System for any reason, the
          Seller, under no circumstances, shall reclose into the Company's system without first obtaining specific approval to do so from the
          Company's Load Dispatcher. Such approval shall be withheld only when such reclosing is not in accordance with Section 17(a) of this
          Contract and the Company's standard practices, policies and procedures.

     (f)  The Company's Load Dispatcher will notify the Seller whenever the
          Seller must be separated from the Company's System pursuant to
          Sections 6 and 7 of this Contract. When possible, reasonable advance notice will be given to the Seller by the Company's Load Dispatcher, provided this provision does not limit the Company's obligation to give notice under Section 6(b) of this Contract.

     (g)  The Seller shall submit the next five-year maintenance requirement in writing to the Company each year no later than June 30 of the previous year. The Company shall specify the maintenance schedule for the five-year period and inform the Seller in writing no later than
          September 30 of the same year. The Company shall not unreasonably delay maintenance of the Seller's Facility and will cooperate with
          Seller in establishing a reasonable schedule for the Seller's maintenance requirements.

     (h)  The Seller shall notify the Company's Load Dispatcher prior to synchronizing a generator onto or taking a generator off the system.
          Such notification should be as far in advance as reasonably possible under the circumstances causing the action.

                                                                          PAGE 9

                                                         ATTACHMENT B
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 4 OF 6

     (i)  Company Dispatch - The Company shall have the sole and absolute right, through supervisory equipment or otherwise, to control, from moment to moment, within the limits of sound engineering practices, the rate of delivery of energy and capacity subject to a legally enforceable obligation to a maximum of the Seller's firm capacity obligation.

3.   Seller's Firm Capacity Obligation

     (a)  Firm Capacity Guarantee. The Seller shall furnish the Company 25,000 kw of capacity and 15,000 kvar of reactive from December 31, 1990 until the end of the contract term pursuant to a Legally Enforceable
          Obligation, under the Company's Dispatch during the entire term hereof except for the "annual overhaul period" set forth in Paragraph 3(b) of this Appendix B. The reactive shall be in proportion to power in the range of 0.85 lagging to 1.0 unity power factor and shall be dispatched by the Company to keep the Seller's generator within the limits of plus or minus 5% of the generator voltage.

     (b)  Plant Shutdown Period. The Seller may shut its facility down and shall have no obligation to furnish the Company the capacity described in
          Paragraph 3(a) of this Appendix B during the "Annual Overhaul Period."
          During each contract year The Annual Overhaul Period shall not be longer than 28 days and shall be taken during the period beginning May
          15 and ending September 30, the specific days to be determined each contract year with the Company's approval, which approval shall not be unreasonably withheld, and shall not be in conflict with the schedule established for the Company's other firm capacity contracts.

     (c)  Minimum Delivery Guarantee By The Company. The Company shall accept as much of the power made available from the Seller as possible, given the limitations resulting from the Company's obligations to purchase minimum amounts of firm capacity from other firm capacity sellers, the
          Company's need to keep a minimum number of its own generating units on-line at least at a reasonable minimum loading, the Company's load during certain times of the day and other operating reasons; provided that the Company shall accept 25,000 kw during

                                                                         PAGE 10

                                                         ATTACHMENT B
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 5 OF 6

     the on-peak hours (7:00 a.m. to 9:00 p.m.), and 20,000 kw in 1990 and
     22,000 kw after 1990 during the off-peak hours. The Company shall purchase a minimum of 178,000,000 kwh each year from the Seller under the Company's
     Dispatch subject to the provisions of Section 6 and 7 of the Contract. The
     178,000,000 kwh amount shall be reduced by the energy (kwh) that the Seller should have delivered to the Company but could not due to reasons other than the Annual Overhaul Period and force majeure.

(d)  Capacity Payments. The Company shall pay the Seller for the firm Capacity
     Under Company Dispatch Subject to a Legally Enforceable Obligation that the
     Seller is obligated to deliver to the Company pursuant to Paragraph 3 of this Appendix B as provided for by Paragraph B of Appendix D of this
     Contract.

(e)  Sanctions for Non-Performance. The Seller shall pay the sanctions provided for by Paragraph D of Appendix D of this Contract if it fails to satisfy its firm capacity obligations under this Contract.

(f)  Acceptance Tests. The Company shall conduct acceptance tests to determine when Firm Capacity Payments should begin or be adjusted in accordance with
     Appendix D, and to determine the adjustment factor to be used in the calculation of energy payments to reflect transformer losses between the metering facilities and the Company's transmission lines.

     (i)  Firm Capacity payments, pursuant to Paragraph 3(d) of Appendix B and
          Paragraph D.2. of Appendix D, shall begin when acceptance tests conducted by the Company indicate that the Seller has delivered 100%
          of the Seller's Firm Capacity Obligation for 100 consecutive hours, beginning at a time designated in advance by the Seller.

     (ii) The Transformer Loss Adjustment Factor, pursuant to Paragraph A.3. of
          Appendix D, shall be determined by acceptance tests of the specific transformer's losses conducted by the Company over a 100 consecutive hour period, beginning at a time designated in advance by the Seller.

                                                                         PAGE 11

                                                         ATTACHMENT B
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 6 OF 6

4.   Benchmark Progress Requirements

     Each month prior to the date Commercial Operation of the Seller's facility begins, the Seller shall submit a written report to the Company by the 15th day of the month to advise the Company of the status of the Seller's project as of the beginning of that month, including but not limited to, any revisions of the date of installation, the date of operation in parallel with the Company's system, and the date of Commercial Operation of the Seller's facility.

                                                                         PAGE 12

                                                         ATTACHMENT C
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 1 OF 2

                                   APPENDIX C

                Interconnection Facilities Owned By The Company

1.   The Company will design, construct, own, operate and maintain all facilities on the Company's side of the Point of Interconnection required to interconnect the Company's System with the Seller's Facility at 69 kv, including, without limitation, the following equipment at the Seller's
     Facility:

     (a)  Necessary instrument transformers, test facilities (except switchboard meter test buses), meters, and protective line relays.

     (b)  Supervisory and communication equipment for remote control and metering (a Remote Terminal Unit) at the Seller's Facility.

     (c)  Provided, however, that PGV will construct the permanent switching station at the Point of Interconnection Pohoiki.

     (d)  The Seller shall be responsible for the costs to design, permit, construct, and install the interconnection facilities owned by the
          Company.

2.   The terms relating to the design, permitting, construction and operation of certain Interconnection Facilities, including power transmission liens, required to be installed in order to accept Energy from Seller's Facility shall be determined by separate agreement or agreements between the parties. This Contract is subject in all respects to the parties'
     conclusion of satisfactory terms regarding the construction, installation and operation of such Interconnection Facilities and the payment therefor.
     To the extent a portion of such costs is to be paid by Seller, an allocation shall be agreed to by the parties that reflects benefits to
     Buyer's System of constructing or upgrading such Interconnection Facilities or portions thereof that are not required solely to interconnect Seller's
     Facility. Such cost allocation shall be subject to review and approval by the PUC.

3.   The Seller shall reimburse the Company for any costs incurred in operating, maintaining, replacing, or relocating Company-owned Interconnection
     Facilities to the extent that such costs exceed Company's cost if the
     Seller were not interconnected to the Company's System.

                                                                         PAGE 13

                                                         ATTACHMENT C
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 2 OF 2

4.   The Company shall maintain full and complete information logs and records of (i) all meter readings; (ii) the calculation of amounts due to Seller;
     (iii) the operation and maintenance of the Interconnection Facilities; and
     (iv) information to verify events described in Section 6(a), 6(b), and 7 of this Contract, including but not limited to, unit availability (including reasons for planned and forced outages), circuit breaker trip operations, and relay operations (including target initiation).

5.   The Seller shall be allowed to review the information logs and records maintained by the Company pursuant to Section 4 of this Appendix C, above, during the Company's normal business hours in accordance with the Company's rules for service to its customers.

                                                                         PAGE 14

                                                         ATTACHMENT D
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 1 OF 5

                                   APPENDIX D

                           POWER PURCHASES BY COMPANY

A.   ENERGY PURCHASES BY THE COMPANY

     1.   Subject to the other provisions of this Contract, including but not limited to Sections 6 and 7, the Company shall accept and pay for
          As-Available Energy generated by the Seller's Facility and delivered by the Seller to the Company at the higher of: (a) the respective on-peak and off-peak energy rates set forth in Section A.3. of this
          Appendix D, or (b) the Minimum Purchase Rate set forth in Section A.4.
          of this Appendix D; provided, however, that the rate of delivery of such Energy shall not exceed the Allowed Capacity as set forth in
          Appendix A at any given time.

     2.   Energy furnished by Seller to the Company shall be metered by a time-of-day meter. The Company shall not pay for any energy that may be delivered by the Seller prior to installation and operation of the
          Company's meters. The on-peak hours shall be those between 7:00 a.m.
          and 9:00 p.m. daily, and the off-peak hours shall be those between
          9:00 p.m. on one day and 7:00 a.m. on the following day.

     3.   The respective on-peak and off-peak energy rates for As-Available
          Energy shall be one hundred percent (100%) of the Company's respective on-peak and off-peak Avoided Energy Costs (including avoided costs of fuel and operation and maintenance) in cents per kilowatthour, calculated in accordance with the provisions of the PUC's Standards, on file with the PUC and in effect for the month in which such Energy is delivered, as adjusted by the Transformer Loss Adjustment Factor that is to be determined pursuant to Paragraph 3(f)(ii) of Appendix B.

     4.   The Minimum Purchase Rate in this Contract shall apply to all deliveries of As-Available Energy made by Seller to Company during the term of this Contract and to all deliveries of Energy under a Legally
          Enforceable Obligation made by Seller to Company.

                                                                         PAGE 15

                                                         ATTACHMENT D
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 2 OF 5

     5.   During each payment period Seller shall be credited at the rate of
          $0.002 per kilovarhour for each kilovarhour furnished by the Seller to the Company in excess of .62 x kwh. The kvarh meters shall be adjusted to prevent reversal in the event the power factor is leading.

     6.   Company shall accept and pay for Emergency Energy (as defined in
          Appendix F) generated by Seller's Facility and made available by
          Seller to Company, as follows: the respective on-peak and off-peak energy rates for Emergency Energy shall be three hundred percent
          (300%) of Company's on-peak and off-peak Avoided Energy Costs
          (including avoided costs of fuel and operation and maintenance) in cents per kilowatthour, calculated in accordance with the provisions of the PUC's Standards, on file with the PUC and in effect for the quarter in which such Energy is delivered.

     7.   The Seller shall deliver energy under Company Dispatch pursuant to a
          Legally Enforceable obligation as follows:

          (a)  On-Peak Period. During the 14 hour period from 7:00 a.m. to 9:00
               p.m. each day, the Seller shall be obligated to deliver energy under the Company's Dispatch at a rate equal to the seller's firm capacity obligation described in Paragraph 3 of Appendix B of this Contract.

          (b)  Off-Peak Period. During the 10 hour period from midnight to 7:00
               a.m. and 9:00 p.m. to midnight each day, the Seller shall be obligated to deliver energy under the Company's Dispatch at a rate not greater than the Seller's firm capacity obligation described in Paragraph 3 of Appendix B of this Contract and not less than the Minimum Delivery Guarantee.

B.   CAPACITY PURCHASES BY THE COMPANY

     1.   As compensation for providing the firm capacity under Company Dispatch as described in Paragraph 3 of Appendix B, the Company will pay the
          Seller a capacity payment, payable monthly within 20 days after the last day of the calendar month in which the firm capacity was provided, of 1/12 of the Annual Capacity Payment Rate.

     2.   The Capacity Payment Rate shall be $4,000,000 per year beginning on
          July l, 1990, or on the Commercial Operation date, whichever occurs first; provided that

                                                                         PAGE 16

                                                         ATTACHMENT D
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 3 OF 5

          the Seller has satisfied the Acceptance Test requirement of Paragraph
          3(f)(i) of Appendix B; and subject to the sanction provision of
          Paragraph D.l. of Appendix D.

     3.   The Company shall not be required to pay any additional capacity payment for any additional power supplied by the Seller, either at the
          Company's or the Seller's request.

     4.   A failure by the Seller to provide the required firm capacity to the
          Company shall result in the reduction in the capacity payment due to the Seller from the Company in accordance with Paragraph D of Appendix
          D of this Contract. The Company shall not have any obligation to pay capacity payments to the Seller for periods in excess of twenty-four hours in which the Seller is unable to fulfill its obligations under the Contract, including but not limited to (i) circumstances which are subject to Paragraph 15 of this Contract relating to Force Majeure without fault, or (ii) for periods in which the Seller does not fulfill its obligations under Paragraph 3 of Appendix B of this
          Contract due to the Seller's "default," as such term is defined in
          Appendix E of this Contract.

     5.   If the Seller does not satisfy its firm capacity obligations as described in Paragraph 3 of Appendix B and Paragraph C of this
          Appendix D of this Contract, it shall pay sanctions as described in
          Paragraph D of this Appendix D.

C.   PERFORMANCE STANDARDS

     1.   The Seller acknowledges and agrees that the Seller's generating facility is expected to meet the following minimum standards for satisfactory day-to-day performance during each contract year: (i) an
          On-peak facility Availability (excluding the four-week annual maintenance period and downtime due to a catastrophic equipment failure) of 95 percent or better; (ii) not more than 6 Plant Trips per year; and (iii) a forced outage rate of 5 percent or less.

                                                                         PAGE 17

                                                         ATTACHMENT D
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 4 OF 5

     2.   The "On-peak Availability" of the Seller's Facility (in percent) is to be computed by adding the total Energy Under Company's Dispatch
          Subject to a legally Enforceable Obligation available from the
          Seller's unit during the contract year, multiplying the total by 100, and dividing by the product of 4,718 on-peak hours per 48 week year
          (4,732 for leap years) times the firm capacity obligation (prorated on a daily basis, if necessary).

     3.   "Catastrophic Equipment Failure" means a sudden, unexpected failure of a major piece of equipment which (i) substantially reduces or eliminates the capability of the Seller's Facility to produce power,
          (ii) is beyond the reasonable control of the Seller and could not have been prevented by the exercise of due diligence by the Seller and,
          (iii) despite the exercise of all reasonable efforts, requires more than sixty (60) days to repair.

     4.   "Plant Trip" means the sudden and immediate removal of the Seller's
          Facility from service as a result of an immediate
          mechanical/electrical/hydraulic control system trip or operator initiated trip/shutdown which requires the Company to take immediate steps to place an unscheduled generator on line to make up for the loss of output of the Seller's Facility; provided, however, that a
          Plant Trip shall not include: (i) any such removal which occurs within forty-eight (48) hours of the time at which the Seller's Facility is restarted following an outage; (ii) trips caused or initiated by the
          Company; or (iii) trips occurring during periods when the Seller has continued to furnish capacity to the Company at the request of the
          Company's Production Manager after the Seller has notified the
          Company's Production Manager that the Seller's Facility is likely to trip.

     5.   The "Forced Outage Rate" of the Seller's Facility during a contract year is to be computed by totaling the average megawatts unavailable for service due to forced outages or deratings on an hourly basis, multiplying the total by 100, and dividing by the product of 8,760 hours per year times the weighted average of the Seller's firm capacity obligation (prorated on a daily basis, if necessary).

                                                                         PAGE 18

                                                         ATTACHMENT D
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 5 OF 5

D.   SANCTIONS

     1.   The capacity payment is to be made on the basis of the full availability of the Seller's firm capacity obligation. When the
          Seller's full firm capacity obligation is not available, the Seller shall pay the Company $0.0339 per on-peak hour for each kilowatt of deficiency based on annual capacity payments of $4 million and 4,718 on-peak hours in a year. During the period from July 1, 1990 to
          December 31, 1990, the sanction provided for in this paragraph shall not exceed the capacity payments provided for in Section B.2. of this
          Appendix D on a monthly basis.

     2.   For each contract year in which the On-peak Availability of the
          Seller's Facility is less than 95 percent, the Seller will pay $10,000 to the Company for each full percentage point of the shortfall unless the shortfall is due to a catastrophic equipment failure.

     3.   For each Plant Trip in excess of 6 per contract year, the Seller shall pay $10,000 to the Company.

     4.   The Company shall have the right to offset any payment due from the
          Seller under this Paragraph against any payments due to the Seller.

     5.   If the Seller does not deliver 12,500 kw of Firm Capacity as provided by Paragraph 3 of Appendix B, by December 31, 1990, the Seller shall pay the Company $0.0339 per on-peak hour for each kilowatt deficiency until the Seller satisfies the Acceptance Test provided in Paragraph
          3(f)(i) for 12,500 kw of Firm Capacity; if the Seller does not deliver
          25,000 kw of Firm Capacity as provided by Paragraph 3 of Appendix B, by March 1, 1991, the Seller shall pay the Company $0.0339 per on-peak hour for each kilowatt deficiency until the Seller satisfies the
          Acceptance Test provided in Paragraph 3(f)(i) for 25,000 kw of Firm
          Capacity.

     6.   Each party may exercise whatever legal or equitable remedies may be available to enforce the obligations of this Contract in the event of a default by the other party.

                                                                         PAGE 19

                                                         ATTACHMENT E
                                                         FIRM CAPACITY AMENDMENT
                                                         PAGE 1 OF 1

15.  Force Majeure

     (a)  If either party shall be wholly or partially prevented from performing any of its obligations under this Contract by reason of an event of force majeure reasonably beyond its exclusive control and not attributable to its neglect, then and in any such event, such party shall be excused from whatever performance is prevented by such event to the extent so prevented, and such party shall not be liable for any damage or loss resulting therefrom. Events of force majeure shall include but not be limited to the following: accidents, action or inaction of any governmental agency (including the inability to obtain permits or authorization), lightning, rain, earthquake, wind, wind-blown water, riots, fire, flood, invasion, insurrection, lava flow or volcanic activity, tidal wave, civil commotion, the order of any court, judge or civil authority, war, and any act of God or the public enemy; provided that inadequate or extreme reservoir pressures, temperature, or the presence of foreign substances therein shall not be considered to be an event of force majeure except as provided in
          Subsection (c) of this paragraph.

     (b)  The party claiming an event of force majeure shall give prompt written notice of such event to the other party. In addition, such party shall use reasonable diligence, to the extent practicable, to limit the impact of such event on the performance of its obligations under this
          Contract. Notwithstanding the foregoing, this Subsection 15(b) shall not excuse any payment obligation that has theretofore accrued under this Contract.

     (c)  Inadequate or extreme reservoir pressures, temperatures, or the presence of foreign substances therein, shall not be an event of force majeure unless the Seller has taken reasonable actions to avoid or mitigate any adverse impact on the Seller's ability to meet its obligations under this Contract.

     (d)  The parties agree that this Force Majeure provision is intended to provide for reasonable time, not to exceed 12 months, to complete construction after the Geothermal Resource Permit is issued by the
          County of Hawaii and the Authority to Construct is issued by the State
          Department of Health.

                             CERTIFICATE OF SERVICE

     I hereby certify I served copies of the foregoing Application, together with this Certificate of Service, by delivery or mailing a copy by United States mail, postage prepaid to the following and at the following address:

          Charles W. Totto, Esq.
          Executive Director
          Division of Consumer Advocacy
          Department of Commerce & Consumer Affairs
          1010 Richards Street
          Honolulu, Hawaii  96813

     DATED: Honolulu, Hawaii, July 28, 1989

                                                   /s/ Barry M. Utsumi
                                        ----------------------------------------
                                                     Barry M. Utsumi